Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation:

We consent to the incorporation by reference in the registration statement No. 333-106694 on Form S-8 dated July 1, 2003, registration statement No. 333-111672 on Form S-8 dated December 31, 2003, registration statement No. 333-111673 on Form S-8 dated December 31, 2003, registration statement No. 333-127395 on Form S-8 dated August 10, 2005, registration statement No. 333-134923 on Form S-8 dated June 9, 2006, and registration statement No. 333-134934 on Form S-8 dated June 9, 2006 of Cardinal Financial Corporation and subsidiaries (the Company) of our reports dated March 15, 2007, with respect to the consolidated statements of condition of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting as of Decmeber 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of the Company.

/s/ KPMG LLP

McLean, Virginia

March 15, 2007